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Report of Independent Accountants

To the Stockholder
Columbia Equities, Ltd.

We have examined management's assertion about Columbia Equities Ltd. (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended May 31, 1996 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public
Accountants and accordingly, included examining. on a text basis. evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion. management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended May 31.1996 is fairly stated, in all material respects

/s/Ernst & Young LLP

July 18, 1996

Ernst & Young LLP is a member of Ernst & Young International, Ltd.